LICENSE AGREEMENT
                                     between
                   EVERLAST WORLD'S BOXING HEADQUARTERS CORP.
                                       and
                           ACTIVE APPAREL GROUP, INC.
                                    LICENSEE
                                 (Men's Apparel)
                                 (United States)






                                Lesser & Harrison
                              Two West 45th Street
                            New York, New York 10036

                                TABLE OF CONTENTS
                                -----------------
                               Section Title Page
                               ------------------

1.       Definitions                                              2
2.       Grant of Rights                                          2
3.       Term                                                     5
4.       Royalties                                                6
5.       Payments                                                 10
6.       Books and Records                                        11
7.       Manufacture of Licensed Products
                  Quality Control, Approvals                      12
8.       Samples for Everlast                                     14
9.       Sales Promotion                                          14
10.      Advertising                                              16
11.      Default                                                  17
12.      Rights After Termination                                 18
13.      Inventory of Licensed Products
           On Termination                                         19
14.      Trademarks                                               20
15.      Copyright Ownership                                      25
16.      Indemnity                                                25
17.      Notices                                                  27
18.      Waiver                                                   27
19.      Bankruptcy                                               27
20.      Assignment                                               28
21.      Arbitration                                              28
22.      Significance of Headings                                 29
23.      Entire Agreement                                         30
24.      Governing Law                                            30
25.      No Joint Venture                                         30
26.      Execution and Delivery Required                          30
27.      Force Majeure                                            31
28.      No Representations                                       31
         Licensed Marks                                      Exhibit A

                                TABLE OF CONTENTS


       Paragraph                    Description                            Page


           1.       Definitions..................................            2
                    1.1      Licensed Products...................            2
                    1.2      Contract Territory..................            2
                    1.3      Net Sales...........................            2

           2.       Grant of Rights..............................            2
                    2.1      Scope of Rights.....................            2
                    2.2      Export from the Territory...........            3
                    2.3      Sale of Licensed Products by
                             Everlast ...........................            3
                    2.4      Resolution of Conflicts.............            4
                    2.5      Extraterritorial Licenses...........            4
                    2.6      Vitamins and Nutritional
                               Supplements.......................            5

           3.       Term.........................................            6
                    3.1      Contract Period.....................            6
                    3.2      Options to Renew....................            6

           4.       Royalties....................................            7
                    4.1      Royalty Payments....................            7
                    4.2      Initial Minimum Royalty.............            9
                    4.3      Minimums during Option Periods......            9
                    4.4      Credits Against Royalty.............            9
                    4.5      Sales Requirement...................            10
                    4.6      Security Deposit....................            10
                    4.7      Accountant's Statements.............            11

           5.       Payments.....................................            12
                    5.1      Interest............................            12
                    5.2      Payments Medium.....................            12
                    5.3      Withholding Taxes...................            12

           6.       Books and Records............................            12

           7.       Manufacture of Licensed Products;
                    Quality Control, Approvals...................            13
                    7.1      Licensor Approval of Designs,
                             Products, Packaging; Delivery
                             of Approval Samples.................            13
                    7.2      Inspection of production
                             Facilities..........................            14
                    7.3      Use of Licensed marks; Approval
                             of All Printed Matter...............            14

           8.       Samples for Everlast.........................            15

           9.       Sales Promotion..............................            15
                    9.1      Responsibility for Promotion........            15

                    9.2      Sales Representatives and
                             Trade Shows..........................           16
                    9.3      Licensee's Marketing Programs........           16
                    9.4      Catalogs and Price Lists.............           16
                    9.5      Sale of Licensed products to
                             Everlast.............................           17

           10.      Advertising...................................           17
                    10.1     Minimum Advertising Expenditures.....           17
                    10.2     Verification of Advertising
                             Expenditures.........................           18
                    10.3     Approval of Advertising..............           18

           11.      Defaults......................................           19
                    11.1     Licensee Defaults in Payments........           19
                    11.2     Other Defaults.......................           19
                    11.3     Remedies Cumulative..................           19

           12.      Rights After Termination......................           20

           13.      Inventory of Licensed Products
                    on Termination................................           20
                    13.1     Disposal of Inventory................           20
                    13.2     Payment of Royalties.................           21
                    13.3     Everlast's Right to Purchase
                             Inventory............................           21

           14.      Trademarks....................................           21
                    14.1     Ownership of Licensed Marks..........           21
                    14.2     Registration and Protection
                             of Licensed Marks....................           22
                    14.3     Reservation of All Rights to
                             Licensed Marks by Everlast...........           22
                    14.4     Notification of Third Party
                             Infringement.........................           23
                    14.5     Legal Actions........................           23
                    14.6     Defense of Adverse Claims............           24
                    14.7     Licensee Cooperation.................           25

           15.      Copyright Ownership...........................           26

           16.      Indemnity.....................................           26
                    16.1     Licensee's Indemnity.................           26
                    16.2     Product Liability Insurance..........           27
                    16.3     Primary and Umbrella Coverage........           27
                    16.4     Insurance Adjustment.................           27

           17.      Notices.......................................           28

           18.      Waiver........................................           29

           19.      Bankruptcy....................................           29

           20.      Assignment....................................           29

           21.      Arbitration...................................           30
                    21.1     American Arbitration Association.....           30
                    21.2     Arbitration in New York..............           31



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                    21.3     Enforcement in New York..............           31
                    21.4     Service of Notice....................           31

           22.      Significance of Headings......................           31

           23.      Entire Agreement..............................           31

           24.      Governing Law.................................           31

           25.      No Joint Venture..............................           32

           26.      Execution and Delivery Required...............           32

           27.      Force Majeure.................................           32

           28.      No Representations............................           33

                    Licensed Marks................................     Exhibit A

                                LICENSE AGREEMENT

         THIS AGREEMENT made and entered into as of the 23rd day of October, 1998 by and between Everlast World's Boxing Headquarters, Corp., a New York corporation of 750 East 132nd Street, Bronx, NY 10454 ("Everlast"), and Active Apparel Group, Inc. a Delaware corporation having its principal place of business at 1350 Broadway, Suite 2300, New York, New York ("Licensee").

                               W I T N E S S E T H

         WHEREAS, Everlast is the sole owner of and has the right to license the trademarks shown and described on Exhibit A hereto (hereinafter referred to as "Licensed Marks"); and

         WHEREAS, Licensee desires to obtain the right to use the Licensed Marks in conjunction with the advertisement, promotion and sale of various articles to be manufactured by Licensee hereunder; and

         WHEREAS, Everlast is willing to grant such rights to Licensee.

         NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties do hereby agree as follows:

         1. DEFINITIONS.
            -----------

         As used herein, the following terms shall be defined as set forth below:

         1.1  "Licensed   Products"   shall  mean  men's  (a)   outerwear,   (b)
activewear/swimwear, (c) and casualwear, excluding rainwear, jeanswear, and leather apparel, with or without genuine or simulated fur.

         1.2 "Contract Territory" shall mean the United States, its territories and possessions, including Puerto Rico.

         1.3 "Net Sales" shall mean the gross sales price of all Licensed Products shipped and invoiced by Licensee pursuant to this Agreement, less trade discounts, shipping charges, returns and allowances, and sales taxes (or any use, value-added or similar taxes, but in no event to include any income or franchise taxes) included therein whether or not separately stated on the invoice.

         2. GRANT OF RIGHTS.
            ---------------

         2.1 Everlast grants to Licensee the exclusive right and license to use the Licensed Marks only within the Contract Territory during the Contract Period as defined in Paragraph 3.1 below in connection with the manufacture, advertisement, promotion, packaging, labeling, sale and distribution of Licensed Products. Everlast represents that it has the right to grant said right and license and further, that there is no previous license of similar import presently in existence covering the Contract Territory. It is understood that Everlast may use the Licensed Marks on the products other than the Licensed Products within the Contract

Territory and may also use the Licensed Marks outside the Contract Territory on the same classification of products as the Licensed Products.

         2.2 Licensee shall not export Licensed Products from the Contract Territory or sell Licensed Products to any distributor which it knows intends to export Licensed Products from the Contract Territory. In addition, if Licensee learns that any of its customers or any sub-contractor has exported Licensed Products from the Contract Territory, it shall cease selling Licensed Products to such customer, or buying from such sub-contractor, unless such customer/sub-contractor agrees not to export Licensed Products thereafter. Nothing herein shall be deemed to preclude Licensee from having Licensed Products manufactured for Licensee by subsidiaries, affiliates or sub-contractors located outside of the Contract Territory for distribution solely within the Contract Territory.

         2.3 Notwithstanding the provisions of subparagraph 2.1 of this Agreement, Everlast may sell and deliver to customers in the Contract Territory any Licensed Products which are at the time listed or portrayed in any Everlast Product Catalog or Everlast flyers. Everlast may fulfill any orders for any products, including Licensed Products received from any customers within the Contract Territory, provided that the Licensed Products specified in such orders are listed or portrayed in any such Everlast Product Catalog or flyer. Everlast shall not sell any such Licensed Products for less than the lowest price and terms offered by

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Licensee  to any  person,  firm  or  corporation,  as  reflected  in  Licensee's quarterly reports.

         2.4 Licensee hereby recognizes and acknowledges that Everlast is a party to license agreements with other licensees for the manufacture and distribution of various products in numerous categories, product classifications and territories of the world and that evolving changes make it difficult to define with absolute specificity the various products covered by different licenses granted by Everlast. Everlast and Licensee agree to use their best efforts to avoid any conflicts between Licensed Products and products covered by other licenses granted by Everlast. In the event of conflict between this Agreement and other license agreements to which Everlast is or becomes a party, Everlast reserves the right to resolve such conflicts in its absolute discretion, taking into account the intent of this Agreement with respect to the license granted to Licensee for Licensed Products and the protection of the Everlast trademarks. Everlast's decisions in resolving any conflicts shall be final and binding.

         2.5 In the performance of its obligations under this Agreement, and the design, formulation, marketing, advertising, labeling, sale and distribution of the Licensed Products, the Licensee shall at all times observe and satisfy completely the requirements of all statutes, laws, ordinances, regulations and the like of every national, state, provincial, or local government or governmental agency having or claiming jurisdiction.

         3. TERM.
            ----

         3.1 The initial term ("Contract Period") of this Agreement shall be three (3) years months commencing January 1, 1999 and continuing through December 31, 2001. The term "Contract Year" shall refer initially to the period commencing January 1, 1999 and continuing through December 31, 1999, and thereafter to each twelve (12) month period commencing on each January 1st during the term of this Agreement, whether the same shall occur during the Contract Period or during any Option Period as defined in Paragraph 3.2 below. The term "Contract Year Quarter" shall refer initially to the period commencing January 1, 1999 and continuing through March 31, 1999 and thereafter to each successive calendar three month period during each Contract Year commencing April 1, 1999 and thereafter.

         3.2 Provided Licensee is not in default hereunder, Licensee shall have the option to renew this Agreement for two (2) successive terms of five (5) years each commencing on January 1, 2002 and January 1, 2007 respectively (each an "Option Period") upon giving to Everlast written notice as provided in Paragraph 17 of its intention to do so at least one hundred twenty (120) days prior to the expiration of the then existing term hereof. The exercise of each of said options shall be effective only if: (i) this Agreement shall be in full force and effect at the time of exercise by Licensee of any of said options;
(ii) Licensee shall not be in default in the performance of any of its obligations under this Agreement at the time of exercise of any of said

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options;  and (iii) during the twelve month period ending  September 30, 2001 in the Third Contract Year Licensee's Net Sales of Licensed Products in the Contract Territory shall amount to at least $6,500,000 for the exercise of the first option granted herein and such Net Sales for the twelve month period ending on September 30th in the last Contract Year of each Option Period after the Contract Period shall amount to at least the annual guaranteed minimum royalty for such Contract Year under subparagraph 4.3 divided by .06 with respect to the exercise of the option for each successive Option Period. During each Option Year the annual guaranteed minimum royalty shall be calculated and paid in accordance with the provisions of subparagraph 4.3.

         4. ROYALTIES.
            ---------

         4.1 Within thirty (30) days following the conclusion of each Contract Year Quarter, Licensee shall deliver to Everlast, in the same manner as required for notices under Paragraph 17, an itemized statement setting forth the total Net Sales of Licensed Products during said Contract Year Quarter and, at the same time, shall pay to Everlast a royalty at the rate of six (6%) percent of Net Sales of all Licensed Products. The itemized statement referred to above shall contain two (2) separate tabulations: (i) a listing by style, number of the total units and Net Sales thereof for the Contract Year Quarter for which the statement is given; and (ii) a listing by customer showing the customer's name, address and Net Sales for the Contract Year Quarter for which the statement is submitted.

         4.2 Licensee shall pay to Everlast a guaranteed minimum

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royalty for each Contract Year as follows:

                            Annual Guaranteed
         Contract Year       Minimum Royalty         Minimum Sales
         -------------       ---------------         -------------

         First                  $180,000               $3,000,000
         Second                  300,000                5,000,000
         Third                   420,000                7,000,000

The annual guaranteed minimum royalty shall be paid in twelve (12) equal installments on the first day of each month during each Contract Year, so that the first payment of annual guaranteed minimum royalty amounting to $15,000 shall be paid on January 1, 1999.

         4.3 If Licensee exercises the options granted to it in subparagraph 3.2 of this Agreement, the annual guaranteed minimum royalty for each Contract Year of each Option Period shall be the greater of (i) seventy-five (75%) percent of the actual royalties payable for the prior Contract Year (whether or not falling within the Contract Period or an Option Period) or (ii) an amount equal to the annual guaranteed minimum royalty for the prior Contract Year plus ten (10%) percent thereof. The annual guaranteed minimum royalty shall be paid in twelve
(12) equal installments on the first day of each month during each Contract Year of each Option Period.

         4.4 The foregoing payments shall constitute a non-refundable annual guaranteed minimum royalty for the then Contract Year and shall not be credited towards royalties for succeeding Contract Years. Notwithstanding the foregoing, during any Contract Year the total amounts actually paid during such Contract Year to date (both guaranteed and overages) may be deducted from all installments of the annual minimum guaranteed royalty due to date, and if the difference is less than the annual guaranteed minimum royalty payment then becoming due, the amount payable towards the annual guaranteed minimum royalty then due shall be such difference.

         4.5 In the event that the total royalties payable to Everlast based upon Net Sales for any Contract Year commencing on or after January 1, 2000 shall be less than the annual guaranteed minimum royalty payable under subparagraph 4.2 or 4.3 above for such Contract Year, Everlast shall have the right to terminate this Agreement by notice to Licensee given within one hundred twenty (120) days from the end of such Contract Year. If Licensee fails to submit its report of Net Sales for any Contract Quarter when due, Everlast may terminate this Agreement within sixty (60) days after the end of such Contract Quarter as though Licensee had failed to achieve the required royalty volume for the current Contract Year, except that Licensee shall have the opportunity to cure such default within thirty (30) days after receipt of notice from Everlast that such Report of Net Sales has not been received.

         4.6. In the event that the royalties actually earned with respect to Net Sales of (a) men's outerwear, (b) men's activewear/swimwear or (c) men's casualwear, each considered as a separate category, shall be equal to less than, ten (10%) percent of the annual guaranteed minimum royalty as hereinbefore provided during the second Contract Year, or twenty (20%) thereof during any subsequent Contract Year, then Everlast may elect to terminate this

License Agreement as to such category only, by written notice given no later than ninety (90) days after Everlast has actually received from the Licensee the statement referred to in subparagraph 4.1 for the final Contract Quarter of such Contract Year. If Everlast shall make such an election, then (a) for each subsequent Contract Year the guaranteed annual minimum royalty provided in subparagraphs 4.2 and 4.3 as the case may be shall be reduced by twenty (20%) percent thereof, and (b) the Licensee's inventory of Licensed Products in the category which has been so terminated shall be subject to the provisions of paragraph 13 hereof.

         4.7 Simultaneously with the execution of this Agreement the Licensee shall pay to Everlast with respect to the First Contract Year, and on or before the first day of each subsequent Contract Year, an amount equal to three (3) times the monthly annual guaranteed royalty to be paid pursuant to subparagraphs
4.2 and 4.3 of this Paragraph during the relevant Contract Year. The amount to be paid upon the execution of this agreement shall be $45,000. Such amount shall be held as security for the faithful performance of the obligations on the part of the Licensee to be performed under this Agreement. The amount of the security then held by Everlast and not otherwise previously applied will be carried over to the next Contract Year and shall serve to reduce the payment required to be made upon the first day of the next Contract Year pursuant to this subparagraph
4.6. Upon the expiration or other termination of this Agreement, the remaining balance held by Everlast pursuant to this subparagraph 4.6 shall be repaid without interest to the Licensee, provided that the Licensee has fully performed each of the obligations on its part to be performed hereunder.

         4.8 Within ninety (90) days after the close of each Contract Year, Licensee will deliver to Everlast a financial statement of the Licensee prepared by a Certified Public Accountant, containing a balance sheet as at the end of the fiscal year of the Licensee ending during such Contract Year, an income statement for such fiscal year and a source and application of funds analysis
for  such  fiscal  year,   together  with  such  explanatory  notes  as  may  be
appropriate, all prepared in accordance with Generally Accepted Accounting Principles consistently applied. Failure to provide such financial statement on a timely basis shall be a material breach of this Agreement.

         5. PAYMENTS.
            --------

         5.1 Past due payments hereunder shall bear interest at the rate of one and one-half (1 1/2%) percent per month commencing fifteen (15) days after the same shall fall due.

         5.2 All payments by Licensee to Everlast under this Agreement shall be made in United States Dollars by checks drawn on a United States bank to the order of Everlast and delivered to Everlast in the manner set forth in Paragraph 17 hereof or (b) wire transfer to Chemical Bank, Bay Plaza Branch, 2100 Bartow Avenue, Bronx, NY 10475 ABA no. 021000128, for the account of Everlast, a.c no. 616-00-1886, or to such other account as Everlast may designate from time to time.

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

         5.3 Any withholding tax levied by any governmental agency in connection with the payment of sales royalties or annual guaranteed minimum royalty to be paid to Everlast under this Agreement shall be borne by Everlast, but only if actually paid by Licensee to the appropriate taxing authority. Licensee shall deduct any required withholding tax from the amount of such payments, and shall send to Everlast without delay an appropriate certificate showing the payment of such withholding tax. Failure to make such payment as due and to send such certificate shall require immediate repayment to Everlast of any amounts so deducted.

         6. BOOKS AND RECORDS.
            -----------------

         Licensee agrees that it will keep accurate and complete records and books of account showing all Licensed Products shipped by it and the price thereof in accordance with Generally Accepted Accounting Principles. Everlast or its independent Certified Public Accountant shall have the right at all reasonable times during normal business hours and on reasonable notice to Licensee (prior to the expiration of two (2) years after the termination of the Contract Year) to inspect and make copies of the books and records of Licensee insofar as they relate to the computation of royalties to be paid to Everlast hereunder and the shipment of Licensed Products pursuant to this Agreement. If, upon any such inspection, it shall appear that the royalty previously reported for any Contract Year Quarter has been understated by five (5%) percent or more, the expense of any such audit shall be borne by the Licensee.

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

         7. MANUFACTURE OF LICENSED PRODUCTS; QUALITY CONTROL, APPROVALS.
            ------------------------------------------------------------

         7.1 Licensee recognizes that Everlast has a reputation for high quality and that Licensee must, therefore, maintain such quality on all Licensed Products. Licensee agrees that Everlast shall have the right to disapprove: (i) the quality, style and design of all Licensed Products (including packaging);
(ii) the presentation or style of the Licensed Marks used in connection therewith; and (iii) production samples of all Licensed Products (all such samples being required to be submitted to Everlast, freight prepaid, prior to sale). In connection with the foregoing, Licensee shall submit to Everlast "story boards", fabric samples and sketches for initial approval and, when prepared, prototype samples and not less than one (1) production sample of each style of each of the Licensed Products (as provided in Paragraph 8). Any items submitted for approval hereunder at Everlast's address set forth herein shall be deemed to have been approved if same are not disapproved by notice to Licensee in writing within ten (10) business days after receipt thereof by Everlast. Everlast agrees that any item submitted will not be unreasonably disapproved and, if it is disapproved, that Licensee will be advised in writing of the specific grounds therefor.

         7.2 Everlast shall have the right to inspect at all reasonable times the production facilities of Licensee or its subcontractors and to receive from the Licensee production samples of Licensed Products without charge and make tests thereof so as to reasonably

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

assure Everlast that the nature and quality of Licensed Products are in accordance with the requirements of this Agreement. Any items submitted for approval under this Article 7 at Everlast's address set forth herein shall be deemed to have been approved if same are not disapproved by notice to Licensee in writing within twenty working (20) days after receipt thereof by Everlast. Everlast agrees that any item submitted will not be unreasonably disapproved and, if it is disapproved, that Licensee will be advised in writing of the specific grounds therefor. Licensee further agrees to: (i) sell Licensed Products bearing the Licensed Marks only to retail stores of the type generally offering products bearing the "Everlast" label in the U.S.A., or products of comparable quality, and (ii) remove the Licensed Marks from "irregulars" to the extent practicable or, where not practicable, to affix with a stamp the word "Irregular" on the label.

         7.3 Licensee will cause to appear on the Licensed Products' containers and labels and the like, and on all advertising or promotional material used in connection therewith, such legends, markings and notices as Everlast may reasonably request, including without limitation the legend "LICENSED TRADEMARK OF EVERLAST WORLD'S BOXING CORP." Such legend shall also appear on any other printed matter in which the Everlast name or logo is used. Printed matter shall include but not be limited to stationery, letterheads, invoices, envelopes, credit memo, shipping labels and business cards. Before use, Licensee shall submit copies thereof to Everlast for its approval. Everlast shall have the absolute right

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


to edit, alter or amend such material and the form and manner in which the Licensed Marks are displayed.

         8. SAMPLES FOR EVERLAST.
            --------------------

         During the Contract Period, Licensee shall supply to Everlast, at no charge, freight prepaid two samples representative of each item of Licensed Products for Everlast's use in connection with Everlast's museum collection. Each sample shall be tagged with the style number and wholesale selling price. During the first Contract Year Quarter of each Contract Year Licensee shall furnish to Everlast without charge two production samples of each style of Licensed Product then offered for sale by the Licensee. Each sample shall be tagged with the style number and wholesale selling price.

         9. SALES PROMOTION.
            ---------------

         9.1 Licensee agrees that it will, during the Contract Period: (i) make diligent effort to promote, develop, manufacture, advertise, sell and ship the Licensed Products; (ii) continuously and diligently fill all accepted purchase orders for Licensed Products (Licensee not being required to fill such orders received from customers lacking financial capacity therefor); and (iii) procure and maintain facilities and trained personnel sufficient and adequate to accomplish the foregoing. A cessation of the above with respect to any category listed in the definition of Licensed Products for a continuous period of ninety
(90) days shall be grounds for immediate termination of such category at any time thereafter at Everlast's option.

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

         9.2 In fulfilling its obligations hereunder, Licensee shall engage such sales representatives and other personnel and shall display the Licensed Products at merchandise markets and trade shows (which can take place at Licensee's showroom) as will maximize sales of Licensed Products.

         9.3 Licensee agrees to provide Everlast with written descriptions of its marketing programs in such detail as may be reasonably requested from time to time by Everlast prior to their implementation and as they may be modified from time to time. Licensee shall not proceed with its initial marketing programs without the prior written approval of Everlast. Licensee shall not proceed with any modification of its marketing programs if Everlast notifies Licensee in writing that Everlast disapproves of such modification. The marketing plan or any modifications thereof shall be deemed to have been approved if same are not disapproved by notice to Licensee in writing within twenty (20) working days after receipt thereof by Everlast. Everlast agrees that any plan submitted will not be unreasonably disapproved and, if it is disapproved, that licensee will be advised in writing of the specific grounds therefor.

         9.4 On February 1st and August 1st of each Contract Year Licensee shall promptly submit to Everlast all current written or printed materials utilized with respect to the Licensed Products showing an illustration of each Licensed Product being sold by Licensee, the style number and a sales description thereof together with Licensee's wholesale selling price therefor.

         9.5 Licensee agrees to sell to Everlast such quantities of Licensed Products as Everlast may order for its own account for resale or distribution by Everlast for promotional purposes only. The price of such Licensed Products shall be no greater than the lowest price offered by Licensee to any person, firm or corporation, less twenty-five (25%) percent of the selling price of such Licensed Products with sales terms net 10 EOM. Such purchases shall not be subject to royalty or advertising requirements. Everlast will not sell Licensed Products below the lowest price offered by Licensee to any person, firm or corporation as reflected in Licensee's quarterly reports.

         10. ADVERTISING.
             -----------

         10.1 Licensee agrees to expend on advertising in each Contract Year, an amount equal to not less than two and one-half (2.5%) percent of Net Sales. Such advertising expenditures shall be exclusive of advertising production costs, tags, packaging, point of sale displays, compensation to Licensee's employees, or travel expenses. The minimum advertising expenditure for this Agreement shall be not less than $75,000 during the First Contract Year, $125,000 during the Second Contract Year, and $175,000 during the Third Contract Year. During each Option Year such amount shall be equal to 41.67% of the annual guaranteed minimum royalty payable pursuant to subparagraph 4.3. Together with each quarterly statement submitted pursuant to Paragraph 4, Licensee shall submit to Everlast a detailed schedule of such expenditures made during the said quarter together with copies of invoices, tear sheets, and all other substantiating documents.

         10.2 Licensee shall certify the amount actually expended for the above advertising by a written statement certified to be correct by the President, Chief Operating Officer, or Chief Financial Officer of the Licensee. If the required amount has not been spent, the unspent balance shall be spent within ninety (90) days after the close of such Contract Year and shall be deemed to be an advertising expenditure for such Contract Year. This expenditure shall in no way affect or be credited to the required amount to be spent for any subsequent Contract Year. If the required expenditures shall not have been spent by the end of such ninety (90) day period, the deficiency shall be paid to Everlast as additional royalties hereunder.

         10.3 Licensee agrees that no use of the Licensed Marks or of any item used in connection therewith will be made unless and until the same has been approved by Everlast. Everlast agrees that any material, advertising or otherwise, submitted for approval hereunder at Everlast's address set forth herein shall be deemed to have been approved if the same is not disapproved by notice to Licensee in writing given within ten (10) working days after receipt thereof by Everlast. Everlast agrees that any item submitted will not be unreasonably disapproved, and, if it is disapproved, that Licensee will be advised in writing of the specific grounds therefor.

         11. DEFAULT.
             -------

         11.1 If Licensee at any time shall be in default of payment of sales royalties or any guaranteed minimum royalty payments and such default is not cured within ten (10) days after receipt of written notice from Everlast specifying such default and Licensee has failed to cure the default within ten
(10) days after receipt of such notice, Everlast may terminate this Agreement, notice of which shall specify a termination date not sooner than ten (10) days after the date such default should have been cured.

         11.2 If Licensee at any time shall fail to perform any other material undertaking or obligation hereunder and if such default is not cured within thirty (30) days after Everlast shall have given Licensee written notice specifying such default (provided, however, that in the event such default cannot reasonably be cured within such thirty (30) days, and Licensee commences to cure the default and continues diligently therewith until the default has been cured, Licensee shall not be deemed during such period to be in default) then in such event, Everlast may terminate this Agreement, notice of which shall specify a termination date not earlier than thirty (30) days after the date of the notice of termination.

         11.3 The termination rights set forth in subparagraphs 11.1 and 11.2 shall not constitute the exclusive remedy of Everlast hereunder. Everlast may resort to such other cumulative remedies as it would have been entitled to if this Paragraph had been omitted from this Agreement, including the right to seek damages.

         12. RIGHTS AFTER TERMINATION.
             ------------------------

         From and after the termination of this Agreement, all of the rights of Licensee to the use of the Licensed Marks, except as hereinafter expressly provided in the Paragraph next following, shall cease absolutely and Licensee shall not thereafter advertise, promote, distribute or sell any item whatsoever bearing any Licensed Mark. As used in this Agreement, "termination" shall include "expiration" of the Agreement. Before the termination of this Agreement, licenses for the Licensed Marks may be granted by Everlast to others in connection with the advertisement, promotion and sale of the Licensed Products, the shipment of which is made after the termination of this Agreement.

         13. INVENTORY OF LICENSED PRODUCTS ON TERMINATION.
             ---------------------------------------------

         13.1 Within ten (10) days after the notice of termination, Licensee shall submit to Everlast a written statement (as of the termination date) indicating:

         (i) the quantity and description of each model or style number of Licensed Products in inventory or on hand;

         (ii) the quantity and description of each model or style number of merchandise on order, incoming or in the process of being manufactured;

         (iii) the quantity and description of all open orders from customers together with the name of each such customer(s); and

         (iv) within ten (10) days after the termination date, Licensee shall meet with a representative of Everlast to work out a full payment schedule of royalties payable to the date of termination which is acceptable to Everlast.

          Only after all the terms and conditions of this subparagraph 13.1 have been satisfied will Everlast grant to Licensee the right to sell such inventory of Licensed Products within one-hundred and twenty (120) days after the termination date.

         13.2 Such sales are to be reported by Licensee in the same manner as set forth in subparagraph 4 within ten (10) days after the end of each calendar month and such statement shall be accompanied by a check in payment of royalties for such sales.

         13.3 In addition to Licensee's obligations in the event of the expiration of this Agreement or the termination of this Agreement prior to the expiration date of the Contract Period or any Option Period Everlast may, at its option, purchase from Licensee any part of such inventory on hand on such termination date for a purchase price of sixty (60%) percent of Licensee's lowest actual selling price (excluding "seconds" or "irregulars"), and the amount due to Licensee on any such purchase by Everlast may be applied against any sum then owing to Everlast by the Licensee. Such purchase shall be packed and shipped pursuant to Everlast's instructions, F.O.B. shipping point within the United States.

         14. TRADEMARKS.
             ----------

         14.1 Licensee recognizes the proprietary interest of Everlast in the names "Everlast" and "Choice of Champions" and in the logo style in which the names are registered as a trademark in the United States and elsewhere. Licensee will not make any use thereof nor authorize anyone else to do so within or outside the Contract Territory except as specifically permitted by this Agreement. Everlast represents that it is the sole owner of the Licensed Marks and has full power and authority to grant the license covered by this Agreement.

         14.2 Should Everlast, at any time or times during the Contract Period, desire to register an additional trademark or trademarks (exclusive of product names or designations utilized by Licensee) which would cover Licensed Products and/or to register Licensee as a user thereof, Licensee shall without charge execute any and all documents which Everlast reasonably believes to be necessary or desirable for registration or protection of such trademark or trademarks in the name of Everlast. Upon registration of any such trademark: (i) Everlast shall grant to Licensee a license for the use of such registered trademark on or in connection with the advertisement, promotion and sale of Licensed Products, which license shall be coextensive and coterminous with the rights granted hereunder with respect thereto and shall require no increase in the payments set forth herein; and (ii) Licensee shall thereafter include on subsequent printing or manufacture of materials bearing the Licensed Marks the appropriate trademark notice. In the event that Everlast and the Licensee shall agree to the expansion of the definition of Licensed Products pursuant to this Agreement, the Licensee shall bear Everlast's costs of registering the Licensed Marks in all categories which cover all products added to the definition of Licensed Products.

         14.3 All use of any such trademark or trademarks by Licensee on or in connection with Licensed Products produced hereunder shall inure to the benefit of Everlast. All rights to such trademark or trademarks other than those specifically granted hereunder are reserved by Everlast for its own use and benefit. Upon the expiration or other termination of this Agreement for any reason whatsoever, all rights in the Licensed Marks shall automatically revert to Everlast and Licensee shall not thereafter use the Licensed Marks or any similar mark or name except as specifically permitted by Paragraph 13. Licensee shall at any time whether during or after the term of this Agreement execute any documents reasonably required by Everlast to confirm Everlast's ownership of all such rights.

         14.4 In the event that either party to this Agreement shall learn of any use by any person of a trademark or trademarks confusingly similar to the Licensed Marks in the Contract Territory, such party shall promptly notify the other in writing of such use. In such event, if requested by Everlast, Licensee shall join with Everlast, at Everlast's expense, in such action as Everlast in its reasonable discretion may deem advisable for the protection of its rights in and to the Licensed Marks.

         14.5 In the event that any person other than Licensee or a customer shall use the Licensed Mark in a manner which infringes upon the exclusive license hereby granted, Everlast shall, following written notice thereof from Licensee, initiate any action which it deems appropriate to restrain such infringement with respect to the Licensed Products. In such event, if requested by Everlast, Licensee shall join with Everlast, at Everlast's expense in such action as Everlast in its reasonable discretion may deem advisable for the protection of the respective rights of the

Licensed Marks. If Everlast decides to take no action to protect the Licensed Marks in a particular case of a use thereof by a third party in any part of the Contract Territory and disapproving of any such action by Licensee, Everlast shall so advise Licensee in writing. If there should be a disagreement between the parties as to the reasonableness of such decision by Everlast to withhold its approval of any action by Licensee, then no such action shall be taken by Licensee, and Everlast shall compensate Licensee for losses actually sustained as a result of the failure to take any such action if it is held that the withholding of approval by Everlast was in fact unreasonable or, in the alternative, Licensee shall have the right to terminate this Agreement on thirty
(30) days notice to Everlast without any liability on the part of Everlast. Neither party shall, without the consent of the other, voluntarily settle any claim or suit of the kind referred to in this Article 14 in a manner which might in any way adversely affect or be in derogation of any rights of the other under this Agreement. In the event of disagreement between the parties as to any such settlement, the party thus denied the right to make such settlement shall have the right, within thirty (30) days after receipt of notice of refusal to consent by the other party, to terminate this Agreement and upon any such termination, all rights and obligations of both parties hereunder shall terminate except for any monies due from either party to the other.

         14.6 Everlast shall, at its own cost and expense, defend and indemnify Licensee, any third party claiming under it, and any direct or indirect customer of Licensee, from and against any and all claims, loss, damage, expense, liability, suits, actions, proceedings and judgments and any cost whatsoever including reasonable attorneys fees arising, sustained, rendered or incurred, by reason of use of the Licensed Marks, or the exercise of any other rights under this Agreement, whether based upon a claim of infringement or any facts which constitute a breach or violation of any of Everlast's representations in this Agreement, and whether such claims, suits, actions or proceedings, are rightfully or wrongfully made, brought or filed; provided that Licensee shall promptly advise Everlast of any such claim, suit, action or proceeding and afford Everlast the opportunity to defend any such claim or action through counsel of its own choosing and at its own expense. If requested by Everlast, Licensee shall join with Everlast, at Everlast's expense, in such defense. Licensee shall execute any papers necessary or desirable in connection with any such suit and shall testify in any such suit whenever required to do so by Everlast, all, however, at the expense of Everlast with respect to travel expenses and similar out-of-pocket disbursements.

         14.7 The Licensee agrees to execute, acknowledge and deliver, without cost to Everlast, such additional documents as may be necessary in the opinion of counsel for Everlast under the laws of each jurisdiction within the Contract Territory to protect the Trademark rights of Everlast including, but not limited to, Registered User Agreements.

         15. COPYRIGHT OWNERSHIP.
             -------------------

         Any and all copyrights which may exist, or come into being with respect to any and all designs of or with the Licensed Marks for any of the Licensed Products, labels, hang tags, advertising or promotional materials used pursuant to this Agreement shall be the property of Everlast. However, notwithstanding the foregoing exclusive designs and the like (and their respective copyrights) created by and for Licensee which do not include or refer to the Licensed Marks, are and shall remain the property of Licensee. Licensee shall place appropriate copyright notices thereon. Licensee shall furnish Everlast with copies of all copyright filings.

         16. INDEMNITY.
             ----------

         16.1 Licensee shall, at its own cost and expense, defend, indemnify and save harmless Everlast from and against; (i) any and all claims, loss, damage, expense, liability, suits, actions, proceedings and judgments, and any costs whatsoever, including reasonable attorneys' fees, arising out of or in any way connected with or sustained, rendered or incurred by reason of any claim or action for property damage, personal injury, death or otherwise, involving or related to alleged defects in Licensed Products or based on Licensee's performance under this Agreement or that of Licensee's customers and whether such claims, suits, actions or proceedings are rightfully or wrongfully made, brought or filed; and (ii) the production, manufacture, sale, distribution, promotion or advertisement of any Licensed Products by or for Licensee, its agents or employees in violation of any applicable law or regulation or the rights of third parties, provided in each case that Licensee shall be given prompt notice of any such action or claim. Licensee shall not voluntarily settle any such claim or action in a manner which might in any way adversely affect or be in derogation of any rights of Everlast in and to any Licensed Marks or Licensed Products or which may constitute any adverse admission in respect thereof.

         16.2 Licensee agrees to provide, at its own expense, Product Liability Insurance written by insurance carriers reasonably satisfactory to Licensee, in amounts no less than two and one-half ($2,500,000) million dollars and within thirty (30) days from the date hereof, Licensee shall submit to Everlast fully paid policies or certificates of insurance naming Everlast as an insured party, and requiring that the insurer shall not terminate or materially modify such insurance without written notice to Everlast at least twenty (20) days in advance thereof. Such insurance (which may be included as part of Licensee's blanket insurance policy covering other divisions of Licensee) shall remain in full force and effect during the entire Contract Period and any renewal or extension thereof.

         16.3 The insurance coverage required by Paragraph 16.2 may be provided by one or more Product Liability Insurance Policies, provided that all primary and umbrella coverage shall aggregate not less than two and one half million ($2,500,000) Dollars.

         17. NOTICES.
             -------

         All reports, approvals, requests, demands and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given on the date: (i) personally delivered; ii) mailed by certified or registered mail, return receipt requested; (iii) delivered by Express Mail or courier service (such as Federal Express) which requires the addressee to acknowledge, in writing, the receipt thereof; or (iv) sent by telefax and confirmed by hard copy mailed by certified or registered mail, return receipt requested or acknowledged by return telefax to the party concerned at its address set forth on Page 1 above (or at such other address as the party may specify by notice to the other). Copies of all notices to Everlast shall be sent to Lesser & Harrison, Two West 45th Street, New York, New York 10036.

         18. WAIVER.
             ------

         The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

         19. BANKRUPTCY.
             ----------

         If Licensee is adjudicated bankrupt or insolvent, or if its business shall be placed in the hands of a Receiver, Assignee or Trustee, whether by voluntary act or otherwise or if a committee (formal or informal) of creditors shall be formed for the purpose of arranging settlement or payment of Licensee's debts and such condition (except where voluntary) is not terminated within ninety (90) days, Everlast may terminate this Agreement by written notice as provided in Paragraph 11.

         20. ASSIGNMENT.
             ----------

         This Agreement shall bind and inure to the benefit of Everlast, and the successors and assigns of Everlast. The rights granted to Licensee hereunder shall be exclusive to it and shall not, without the prior written consent of Everlast, be transferred, sub-licensed, or assigned by it to any other person, firm or corporation. Notwithstanding any such assignment, the Licensee shall remain fully liable hereunder, and shall be responsible for the payment of all royalties, advertising, and any other amounts which shall become due from the assignee. In addition, the provisions hereof shall be deemed to preclude assignment by operation of law and shall be deemed to restrict the hypothecation, pledge, granting of a security interest or in any manner taking steps or permitting the integrity of this Agreement between the parties to be affected in any manner or form. Any assignment, transfer, or sublicense of any of the rights granted to the Licensee hereunder which does not conform to the requirements of this Agreement shall be null and void.

         21. ARBITRATION.
             -----------

         21.1 Except as specifically set forth in this Agreement, any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto, shall be settled and determined by arbitration in New York, New York, before the American Arbitration Association in accordance with and pursuant to its then obtaining Rules for Commercial Arbitration. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in such arbitration. However, in any arbitration proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision of this Agreement, and to that extent the scope of their authority is limited. The arbitration award shall be final and binding upon the parties.

         21.2 The parties shall have such right to interim relief in any Court sitting in the City of New York as may be provided by law.

         21.3 Any action to enforce an arbitration award or for interim relief hereunder may be brought only in a Court of general original jurisdiction sitting in the City of New York and the parties do hereby submit to the jurisdiction of each such Court.

         21.4 The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or for interim relief or the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to Paragraph 17 above.

         22. SIGNIFICANCE OF HEADINGS.
             ------------------------

         Paragraph headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such Paragraph headings had been omitted.

         23. ENTIRE AGREEMENT.
             ----------------

         This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

         24. GOVERNING LAW.
             -------------

         This Agreement shall be governed and construed according to the laws of the State of New York, and Licensee shall in all cases be deemed to have agreed to submit to the jurisdiction thereof and to venue therein.

         25. NO JOINT VENTURE.
             ----------------

         This Agreement does not constitute and shall not be construed as constituting a partnership, joint venture or agency between Everlast and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third party.

         26. EXECUTION AND DELIVERY REQUIRED.
             -------------------------------

         This instrument shall not be considered to be an agreement or contract nor shall it create any obligation whatsoever on the part of Everlast and Licensee, or either of them, unless and until it has been signed on behalf of both Everlast and Licensee and delivery has been made of a fully signed original.

         27. FORCE MAJEURE.
             -------------

         Neither  party shall be in default  hereunder by reason of its delay in the performance of or failure to perform any of its obligations under this Agreement if such delay or failure is caused by strikes, act of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental law, rules and regulations, delays in transit or delivery or any default beyond its control or without its fault or negligence.

         28. NO REPRESENTATIONS.
             ------------------

         The Licensee represents and acknowledges that neither Everlast nor any of its representatives have made any warranties or representations of any nature whatsoever to induce the Licensee to enter into this License Agreement, except as expressly set forth herein. All prior discussions, understandings and agreements between the parties have been merged into this License, it being intended that this shall constitute the complete agreement between the parties. This License Agreement may be modified or amended only by a writing duly executed by both parties hereto.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                  EVERLAST WORLD'S BOXING HEADQUARTERS CORP.,


                  By: /s/ Ben Nadorf, President
                     --------------------------------------------
                                    Ben Nadorf, President

                           ACTIVE APPAREL GROUP, INC.
                  Licensee

                  By: /s/ George Q. Horowitz, President
                     --------------------------------------------
                                    George Q. Horowitz, President